[Funds listed on Schedule A]
                                  SERVICE PLAN

      Introduction: It has been proposed that the above-captioned investment company (the "Fund") adopt a Service Plan (the "Plan") in accordance with Rule

12b-1, promulgated under the Investment Company Act of 1940, as amended (the

"Act"). The Plan would pertain to each series of the Fund or class of Fund shares set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each, a "Series" or a "Fund", and a "Class") or (ii) if no Series or

Class is set forth on such Exhibit, the Fund. Under the plan, the Fund would (a)

pay the Fund's distributor, Dreyfus Service Corporation (the "Distributor") for

distributing the shares of each Fund and Class, servicing shareholder accounts,

and advertising and marketing relating to the Fund and each Class (the payments in this clause being referred to as "Distribution and Service Payments"). If this proposal is to be implemented, the Act and said Rule 12b-1 require that a written plan describing all material aspects of the proposed financing be adopted by the Fund.

      The Fund's Board, in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets attributable to each Class for such purposes.

      In voting to approve the implementation of such a plan, the Board members have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and holders of each Class.

      The Plan:  The material aspects of this Plan are as follows:

     1.  (a) The  aggregate  annual  fee the Fund may pay  under  this  Plan for

Distribution  and Service  Payments for each Series and/or Class is set forth on

Exhibit A. (b) The Distributor may pay one or more securities dealers, financial institutions (which may include banks) or other industry professionals,  such as investment  advisers,  accountants  and  estate  planning  firms  (severally,  a

"Service Agent"),  a fee in respect of the Fund's shares owned by investors with whom the  Service  Agent has a  Servicing  relationship  or for whom the Service

Agent is the dealer or holder of record.  The  Distributor  shall  determine the amounts to be paid to Service Agents under this Plan and the basis on which such payments will be made.  Payments to a Service Agent are subject to compliance by the  Service  Agent with the terms of any  related  Plan  agreement  between the

Service Agent and the  Distributor.

     2. For the purposes of  determining  the fees payable under this plan,  the value of the Fund's net assets  attributable  to each Class shall be computed in the manner  specified in the Fund's charter  documents as then in effect for the computation of the value of the Fund's net assets attributable to such Class.

     3. The Fund's Board shall be provided,  at least quarterly,  with a written report of all amounts expended pursuant to this Plan. The report shall state the purpose for which the amounts  were  expended.  4. As to each Class,  this Plan,

which initially became effective on August 24, 1994, will become  effective,  as amended,  on the  effective  date of the  Distribution  Agreement  entered  into between  the  Distributor  and the Fund.  5. As to each  Class,  this  Plan,  as amended, shall continue for a period of one year from its effective date, unless earlier  terminated in accordance with its terms,  and thereafter shall continue automatically  for  successive  annual  periods,  provided such  continuance  is approved  at least  annually  by a majority  of the Board  members,  including a majority of the Board  members who are not  "interested  persons" (as defined in the Act) of the Fund and have no direct or  indirect  financial  interest in the operation of this Plan or in any agreements entered into in connection with this

Plan,  pursuant to a vote cast in person at a meeting  called for the purpose of voting on the  approval  of this  Plan.  6. As to each  Class,  this Plan may be amended at any time by the Fund's  Board,  provided  that (a) any  amendment  to increase  materially  the costs which such class may bear  pursuant to this Plan shall be effective  only upon approval by a vote of the holders of a majority of the  outstanding  shares of such Class,  and (b) any material  amendments of the terms of this Plan shall  become  effective  only upon  approval  as provided in paragraph 5 hereof. 7. As to each Class, this Plan is terminable without penalty at any  time  by (a)  vote  of a  majority  of the  Board  members  who  are not

"interested  persons"  (as defined in the Act) of the Fund and have no direct or indirect  financial  interest in the operation of this Plan or in any agreements entered  into in  connection  with this  Plan,  or (b) vote of the  holders of a majority of the outstanding shares of such Class. 8.

      The obligations hereunder and under any related Plan agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any Board member, officer or shareholder of the Fund individually.

Dated:  May 24, 1994
Revised:  February 23, 2000

                                    EXHIBIT A

                                       Fee as a percentage of average the
Name of Class:                           daily net assets of the Class
--------------
                                      ------------------------------------

Administrative Shares                                   .10%
Investor Shares                                         .25%
Participant Shares                                      .40%

                                   SCHEDULE A

Dreyfus Cash Management
Dreyfus Cash Management Plus, Inc.
Dreyfus Government Cash Management Funds
o     Dreyfus Government Cash Management
o     Dreyfus Government Prime Cash Management
Dreyfus Treasury Cash Management
Dreyfus Treasury Prime Cash Management
Dreyfus Tax Exempt Cash Management
Dreyfus Municipal Cash Management Plus
Dreyfus New York Municipal Cash Management